EXHIBIT 99.1

Flushing Financial Corporation Announces the Death of Its Chairman Emeritus Gerard P. Tully, Sr.

LAKE SUCCESS, N.Y., April 12, 2013 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), announced today that Gerard P. Tully, Sr., Chairman Emeritus, has passed away. He was 85.

Gerard P. Tully, Sr. served as Chairman of the Board of the Company since its formation in 1994, and as Chairman of the Board of the Bank since 1980, until February 15, 2011, at which time the Board elected him Chairman Emeritus. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully remained on the Board until his passing.

John R. Buran., President and CEO of Flushing Financial Corporation, stated: "We will be forever grateful to Gerry for his dedication and service to Flushing Financial Corporation and the Bank. His exceptional contributions to the Company and the Bank spanned over 40 years. Under his leadership, Flushing Financial converted to a public company and the Bank has grown from a small community bank to a well-capitalized commercial bank with $4.5 billion in assets. It's been a privilege for me and the other members of our Board of Directors to work with Gerry over the years.  He will be greatly missed by all."

Funeral Arrangements will be posted on the company website @www.flushingbank.com when available.

About Flushing Financial Corporation

Flushing Financial Corporation (Nasdaq:FFIC), with $4.5 billion in consolidated assets, is the holding company for Flushing Bank, a New York State chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on the Bank and Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

CONTACT: Maria A. Grasso
         Executive Vice President, Chief Operating Officer
         Flushing Financial Corporation
         718-961-5400